Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement Numbers 33-89692, 33-53852 and 33-67644 of Danskin, Inc. and Subsidiaries on Form S-8 of our report dated March 14, 1997 (Except for Note 1 - Loss per Common Share for which the date is March 6, 1998) appearing in and incorporated by reference in this Annual Report on Form 10-K of Danskin, Inc. and Subsidiaries for the year ended December 26, 1998.

/s/ DELOITTE & TOUCHE LLP
New York, New York

March 24, 1999